Exhibit 10.4
                              [Company Letterhead]


                                                               3619 Kennedy Road
                                             South Plainfield, New Jersey  07080
                                                   Telephone +1 (0) 908 756 2000
                                                         Fax +1 (0) 908 756 9242

January 12, 2005

IMC Development Group
c/o Mr. Peter Ayling

Dear Peter

In connection with the acquisition of the Cape Systems Group ("Cape") by Vertex Interactive, Inc. ("Vertex"), this letter sets forth the general terms under which IMC Development Group ("IMC") will procure the services of Mr. & Mrs. Peter Ayling. We are pleased to offer Mr. Peter Ayling continued consulting employment through IMC with the enlarged company as Vice President of Marketing as per our discussions, on the terms set forth below:

1.       Responsibility :     To (i) manage the smooth integration of Cape
                              into the overall Vertex group; (ii) to develop and execute a coherent marketing plan for the consolidated companies; (iii) as part of this remit, assist in the review and design of cross marketing of different group products to the various component companies' customer bases, and
                              (iv) the initiation and management of such sales to select clients.

2.       Consulting Fee:      A consulting retainer of (pound)7,500 per month
                              payable monthly in arrears


3.       Bonus                A mutually agreeable incentive bonus of up to
                              $200,000 to be earned over the 18 moth period from the Closing by achieving mutually agreeable targets

4.       Stock Options:       Options totaling 1,800,000, (300,000 of which
                              shall vest immediately, the balance granted under standard option plan vesting 33% per year for 3 years); subject to and priced at the value of Vertex Interactive stock at the close of business on the date of approval by the Board of Directors, provided, however, that such options will vest immediately if your employment is terminated by Vertex without cause (being gross misconduct).


5.       Benefits:            As per your current package with Cape. All other
                              standard Vertex Interactive, Inc. employee benefits for similarly situated executives for which your are eligible.

6.       Expenses:            Reimbursement of all expenses reasonably
                              incurred in the execution of your duties herunder upon presentation of supporting vouchers, receipts, etc.

7.       Term of Contract.    Not less than 18 months, provided that you shall
                              be entitled to 90 days notice if terminated within first 24 months of your employment

We are further pleased to offer Mrs. Ayling continued consulting employment as an administrative officer under this consulting agreement and the Consulting Fee set forth above.

If this letter properly sets forth your understanding of our agreement, please sign below and return one copy to the attention of Bobbie Martorano indicating your acceptance of our offer retaining the other for your records. We look forward to working with you.


VERTEX INTERACTIVE, INC.


/s/ NICHOLAS TOMS                   January 12, 2005
--------------------------          ----------------
By: Nicholas Toms                         Date
Chief Executive Officer


ACCEPTED FOR:
IMC GROUP


/s/ PETER AYLING                    January 12, 2005
-------------------------           ----------------
By:  Peter Ayling                         Date